Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James A. Smith, Chief Financial Officer	Financial Dynamics
	Electronics Boutique Holdings Corp.	Investors: Cara O’Brien/Melissa Myron
	(610) 430-8100	Media: Melissa Merrill
(212) 850-5600

ELECTRONICS BOUTIQUE REPORTS FIRST QUARTER RESULTS

~ Comparable Store Sales Up 14.5% ~

~ Total Revenue Increases 36.2% ~

~ EPS is $0.15 Excluding Merger Costs; Ahead of Expectations ~

WEST CHESTER, PA – May 26, 2005 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO), a leading global specialty retailer of video games and related products, today announced financial results for the first quarter ended April 30, 2005.

Financial Results

For the first quarter of fiscal 2006, total revenue increased 36.2% to $507.1 million from $372.4 million in the comparable period last year.  Comparable store sales rose 14.5%, with double-digit gains in all markets and particular strength in European stores and domestic strip center locations.  The sales growth was driven by strong demand for hardware, particularly Sony’s PSP and PS2, as well as a 30.4% increase in total software sales.  First quarter gross margin on sales was 26.0% versus 26.9% last year due to the sales mix shift to lower margin hardware.

Excluding costs related to the pending merger with GameStop Corp., net income increased 22.6% to $3.7 million, or $0.15 per diluted share, which was ahead of previously announced expectations.  This compares to net income of $3.0 million, or $0.12 per diluted share, in the same period last year.  On a GAAP basis, which includes approximately $1.5 million of pre-tax merger related costs, net income for the first quarter of fiscal 2006 was $2.8 million, or $0.11 per diluted share.  Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis net income and net income per share.

Jeffrey Griffiths, President and Chief Executive Officer, stated, “We continued to successfully execute our key business initiatives, as evidenced by our double-digit comparable store sales and the announced acquisition of Spanish retailer, Jump.  During the quarter, we generated strong hardware growth that was driven primarily by sales of the PS2 slim and the Nintendo DS as well as the successful launch of the Sony PSP.  At the same time, we also drove growth in our software business, which was led by Sony’s “Gran Turismo 4” and continued increases in our pre-played business.”

During the quarter, the Company opened 106 new stores, increasing the total store count to 2,071 as of April 30, 2005.  The Company operated 1,623 stores at the end of the first quarter of fiscal 2005.

Business Outlook

Based on current business trends, the Company reiterates its previous fiscal 2006 outlook for total revenue to increase from 15% to 20%, assuming comparable store sales of flat to 3%, and diluted earnings per share to range from approximately $2.34 to $2.44.  The Company’s outlook does not include the potential dilutive impact of the recently announced acquisition of Jump Ordenadores S.L.U. or the impact of any merger related costs.

In addition, as previously announced on April 18, 2005, Electronics Boutique and GameStop Corp. entered into a definitive agreement and plan of merger that will create a leading video game retailer with over 4,000 stores worldwide.  This transaction is subject to certain regulatory and shareholder approvals and is currently expected to close in the third quarter of fiscal 2006.

Mr. Griffiths concluded, “We are looking forward to joining forces with GameStop and believe our complementary strengths will result in a compelling combination.  However, until the transaction is finalized we are operating our business as usual and continue to focus on executing our key growth initiatives.  We are very optimistic about the long-term prospects of both our business and our industry.  In particular, we are looking forward to the launch of Microsoft’s Xbox 360 this holiday season, which will mark the beginning of an exciting new cycle and phase of growth in the video game market.”

Conference Call Information

The Company will host an investor conference call today at 5 p.m. Eastern to review its financial results.  The call will be open to all interested investors through a simultaneous Internet broadcast at www.ebholdings.com, and it will be archived for two weeks on the website.  A recording of the call will also be available at 8 p.m. Eastern on May 26, 2005 through midnight on June 2, 2005.  Listeners should call 1-800-642-1687 (domestic) or 1-706-645-9291 (international), and use access code 6448550.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is a leading global specialty retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. As of April 30, 2005, the company operated 2,071 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico and Sweden -- primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and those related to the financial performance of Electronics Boutique for the first quarter and full fiscal year ending January 28, 2006, to the proposed acquisition of Jump and proposed merger with GameStop, video game industry events and trends and the impact of those events and trends on Electronics Boutique, and to growth prospects for Electronics Boutique. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in these forward-looking statements, such as the schedule and sell-through for new hardware and software releases, consumer demand for video game hardware and software, the timing of the introduction of new generation hardware systems, pricing changes by key vendors for hardware and software and the timing of any such changes, the adequacy of supplies of new and pre-played products, currency fluctuations, increased competition and promotional activity from other retailers, and the availability of locations for, and timing of the opening of, new domestic and international stores, the fulfillment of the conditions necessary to complete the acquisition of Jump and the merger with GameStop, and the ability to successfully integrate Jump’s business with Electronics Boutique’s existing operations. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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Electronics Boutique Holdings Corp.

Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended
	April 30,	May 1,
	2005	2004

Net sales	$505,961	$370,964
Management fees	1,124	1,453
Total revenues	507,085	372,417

Cost of goods sold	374,360	271,154

Gross profit	132,725	101,263

Costs and expenses:
Selling, general and administrative expense	118,502	88,517
Depreciation and amortization	10,802	8,361

Operating income	3,421	4,385
Interest income, net	917	452

Income before income tax expense	4,338	4,837
Income tax expense	1,561	1,791

Net income	$2,777	$3,046

Net income per share:
Basic	$0.11	$0.12
Diluted	$0.11	$0.12

Weighted average shares outstanding:
Basic	24,696	24,526
Diluted	25,079	24,913

Electronics Boutique Holdings Corp.
Supplemental Information - Reconciliation of Merger Related Expenses
(Amounts in thousands, except per-share amounts)

	13 Weeks Ended
	April 30,
	2005
Selling, general and administrative expense	$118,502
Less: Merger related expenses	1,496
Selling, general and administrative expense excluding merger related expenses	117,006

Net income	$2,777
Add: After-tax merger related expenses	958
Net income excluding merger related expenses	3,735

Net income per share - diluted	$0.11
Add: After-tax merger related expenses per share - diluted	0.04
Net income per share excluding merger related expenses - diluted	$0.15

Electronics Boutique Holdings Corp.

Selected Consolidated Balance Sheet Data

(Amounts in thousands)

	April 30,	May 1,	January 29,
	2005	2004	2005

Cash and cash equivalents	$92,752	$62,820	$94,345

Marketable securities	45,225	19,470	80,950

Merchandise inventories	329,650	265,529	291,678

Total current assets	514,127	385,946	515,636

Total assets	723,068	552,361	724,200

Accounts payable	236,098	165,231	228,825

Total current liabilities	332,358	236,662	340,214

Total liabilities	365,635	262,686	372,732

Total stockholders’ equity	357,433	289,675	351,468

Schedule 1
Electronics Boutique Holdings Corp.
Domestic Retail Sales Mix

	13 Weeks Ended	13 Weeks Ended
	April 30,	May 1,
	2005	2004

Video Game Software	57%	61%
Video Game Hardware	23%	17%
PC Software	7%	9%
Accessories	9%	11%
Other	4%	2%